EXHIBIT 10.12

UNIVERSITY OF BATH

Dated: 18 July 2008

(1) UNIVERSITY OF BATH

(2) PROPANC PTY LTD

RESEARCH AGREEMENT
IN THE DEPARTMENT OF BIOLOGY AND BIOCHEMISTRY RELATING TO PRO-ENZYME TECHNOLOGY AND AN INVESTIGATION INTO ITS ROLE AS AN EFFECTIVE
ANTI-CANCER AGENT

THIS AGREEMENT dated ……………………18 July…………….2008 is made BETWEEN:

(1)	UNIVERSITY OF BATH, whose administrative offices are at Claverton Down, Bath BA2 7AY ("the University"); and

(2)	PROPANC PTY LTD, a company registered in the State of Victoria in Australia under number ACN 127 984 089, whose registered office is at Glen Iris, Victoria 3146 ("the Sponsor")

1.             DEFINITIONS

In this Agreement the following expressions have the meaning set opposite:

Academic Publication:
the publication of an abstract, article or paper in a journal, or its presentation at a conference or seminar or any other public disclosure of the Sponsor’s Confidential Information or the Results; and in clauses 5 and 6 "to Publish" and "Publication" are to be construed as references to Academic Publication;

this Agreement:	this document, including its Schedules, as amended from time to time in accordance with clause 10.9;

Background:
information, techniques, data, software and materials (regardless of the form or medium in which they are disclosed or stored) that are provided by one party to the other for use in the Project (whether before or after the date of this Agreement), except any Result;  The Sponsor’s Background includes without limit the Pro-Enzyme;

a Business Day:	Monday to Friday (inclusive) except bank or public holidays in England;

Confidential Information:
each party's confidential information is: any Background disclosed by that party to the other for use in the Project and identified as confidential before or at the time of disclosure; and any Results in which that party owns the Intellectual Property;

the Effective Date:	18 July 2008

the Financial Contribution:	the financial contribution to be provided by the Sponsor set out in Schedule 1;

the Field:	use of pancreatic pro-enzymes in cancer therapies;

a Group Company:
any undertaking which is, on or after the date of this Agreement from time to time, a subsidiary undertaking of the Sponsor, a parent undertaking of the Sponsor or a subsidiary undertaking of a parent undertaking of the Sponsor, as those terms are defined in section 258 of the Companies Act 1985;

Intellectual Property:
patents, trade marks, service marks, registered designs, copyrights, database rights, design rights, Know-how, applications for any of the above, and any  similar right recognised from time to time in any jurisdiction, together with all rights of action in relation to the infringement of any of the above;

Know-how:
unpatented practical and/or technical information which is capable of comprehensive description (including, without limitation, information relating to  inventions, discoveries, concepts, methodologies, models, research, development and testing procedures, the results of experiments, tests and trials, manufacturing processes, techniques and specifications, quality control data, analyses, reports and submissions) that is not in the public domain;

the Principal Investigator:	Dr. David Tosh;

the Project:	the programme of work described in Schedule 2, as amended from time to time in accordance with clause 10.9;

the Project Period:	the period described in clause 2.1;

the Pro-Enzyme	the Sponsor’s proprietary preparation in pro-enzyme form of pancreatic enzymes;

the Results:	all information, data, results, inventions and software identified or first reduced to practice or writing in the course of the Project; and

the Territory:	worldwide or such other territory as the parties may agree.

2.	THE PROJECT

2.1
The Project will begin on the Effective Date and will continue until 17 October 2008 or until any later date agreed in writing between the parties or until this Agreement is terminated in accordance with clause 8 or 9.  If this Agreement is entered into after the Effective Date, it will apply retrospectively to work carried out in relation to the Project on or after the Effective Date.

2.2
The University will carry out the tasks allotted to it in Schedule 2, and will use all reasonable endeavours to provide the human resources, requisite materials, facilities and equipment that are designated as its responsibility in Schedule 2. The Project will be carried on under the direction and supervision of the Principal Investigator.

2.3
Although the University will use reasonable endeavours to carry out the Project diligently within the scope allowed by the Sponsor’s funding and in accordance with Schedule 2, the University does not undertake that any research will lead to any particular result, nor does it guarantee a successful outcome to the Project.

2.4
The University will use all reasonable endeavours to provide the Sponsor with monthly updates on the progress of the Project and, following finishing the Project, will provide the Sponsor with a final written report on the outcome of the Project including a copy of all of the Results.

2.5
The University warrants to the Sponsor that the University has full power and authority under its constitution, and, subject to clause 7.1, has taken all necessary actions and obtained all authorisations, licences, consents and approvals, to allow it to enter into this Agreement and to carry out the Project.

2.6
The Sponsor undertakes and covenants that it shall provide the Pro-Enzyme and also a placebo carrier to the University and that in so doing both the Pro-Enzyme and the placebo carrier will be provided in blind form so that the University shall not be able to identify which is which.  The Sponsor acknowledges the key importance to the University of the Sponsor complying with this obligation.

3.	FINANCIAL CONTRIBUTION AND EXTERNAL FUNDING

3.1
The Financial Contribution will be payable by the Sponsor to the University upon execution of this Agreement and Sponsor will pay the Financial Contribution within 30 days after receipt by the Sponsor of an invoice in respect of the same.

3.2	The University will keep complete and accurate accounts of its expenditure on the Project.

3.3
If expenditure is itemised in Schedule 1 by reference to stated categories, the University may apply funds there stated as being applicable to one category to another category in response to changes in the research needs of the Project; provided that the amounts due from the Sponsor are not increased in consequence.

3.4	All amounts payable to the University under this Agreement are exclusive of VAT (or any similar tax) which the Sponsor will pay at the rate from time to time prescribed by law

3.5
If the Sponsor fails to make any payment due to the University under this Agreement, without prejudice to any other right or remedy available to the University, the University may charge interest (both before and after any judgement) on the amount outstanding, on a daily basis at the rate of [four] per cent per annum above the London Interbank Offer Rate from time to time in force.   That interest will be calculated from the date or last date for payment to the actual date of payment, both dates inclusive, and will be compounded quarterly.  The Sponsor will pay that interest to the University on demand.

3.6	The University will own all equipment purchased or constructed by it, or for it, using the Financial Contribution.

4.	USE AND EXPLOITATION OF INTELLECTUAL PROPERTY

4.1
This Agreement does not affect the ownership of any Intellectual Property in any Background or in any other technology, design, work, invention, software, data, technique or materials that are not Results.  The Intellectual Property in them will remain the property of the party that contributes them to the Project (or its licensors).  No licence to use any Intellectual Property is granted or implied by this Agreement except the rights expressly granted in this Agreement.

4.2
Each Party grants the other a royalty-free, non-exclusive licence to use its Background for the purpose of carrying out the Project, but for no other purpose.  Neither party may grant any sub-licence to use the other's Background except that the Sponsor may allow its Group Companies, and any person working for, or on behalf of the Sponsor or any Group Company, to use the University's Background for the purpose of carrying out the Project, but for no other purpose.

4.3
The University will own the Intellectual Property in the Results and subject to clause 4.6.5, may take such steps as it may decide from time to time, and at its own expense, to register and maintain any protection for that Intellectual Property, including filing and prosecuting patent applications for any of the Results.  Where any third party is involved in the Project, the University or the party engaging that contractor (as the case may be) will ensure that that contractor assign any Intellectual Property they may have in the Results in order to be able to give effect to the provisions of this clause 4.   Where a student of the University is involved in the Project the University will ensure that any Intellectual Property in the Results shall be owned by or assigned to it.

4.4
Each of the parties will notify the other promptly after identifying any Result that it believes is patentable, and will supply the other with copies of that Result.  The University will notify other Results to the Sponsor in the final report provided under clause 2.4.

4.5
The University hereby grants to the Sponsor a non-exclusive, indefinite, fully paid-up, royalty free licence to use the Intellectual Property in any of the Results for the Sponsor’s own internal research and development purposes in the Field in the Territory only.   This licence includes the right to sub-licence to any Group Company and to any person working for, or on behalf of, the Sponsor or any Group Company, but only for the purpose of carrying out that work, and otherwise without the right to sub-licence.

4.6	4.6.1
The University hereby grants to the Sponsor a fully paid up option (“the Option”) to negotiate the terms on which the University will grant the Sponsor an exclusive licence (with the right to sub-licence) to exploit the Intellectual Property in certain of the Results in the Field in the Territory.

4.6.2	the Option shall be and remain in effect during the Project Period and for a further 3 month period, whereupon if not exercised it shall lapse and be of no further effect.

4.6.3
If at any time during which the Option is in effect the Sponsor at its discretion elects to exercise the Option the Sponsor shall give the University written notice (an “Option Notice”)  stating that it wishes to negotiate the terms on which the University will grant the Sponsor an exclusive licence (with the right to sub-license) to use certain of the Results (the “Licence”).   The Licence may be granted by any subsidiary company of the University set up to undertake the University’s technology transfer activities.

4.6.4
Following the University’s receipt of an Option Notice, the parties will negotiate in good faith for a period of up to 6 months after the date of receipt of the Option Notice (the “Negotiation Period”) an agreement for the grant of the Licence on fair and reasonable terms which will take into account the financial and intellectual contribution of the Sponsor to the generation of the relevant Results.  The parties shall exercise reasonable diligence to complete such negotiations within the Negotiation Period.  If the parties are unable to agree the terms of the Licence within the Negotiation Period, then if either party gives written notice within 30 days of the end of the Negotiation Period that it wishes the matter to be referred for settlement by an independent person, the terms of the Licence shall be settled by a qualified solicitor who has at least 10 years experience of the terms of intellectual property licence agreements in the Field or a similar field and who shall be appointed jointly by the parties or, in the absence of agreement as to the appointment, selected by the President of the Law Society.   In that event, the parties shall promptly execute a licence agreement in the terms settled by such counsel and shall each pay half of the costs of such settlement by counsel.  Upon failure to agree the terms of the Licence within the Negotiation Period and upon failure to refer the matter for settlement as contemplated above, the Sponsor's rights under clauses 4.6.1, 4.6.2, 4.6.3, 4.6.4 and 4.6.5 (but not the licence in clause 4.5) will lapse.

4.6.4.1
The parties acknowledge their intent that the terms of the Licence shall provide (inter alia) for the Intellectual Property in the licensed Results to be assigned to the Sponsor upon certain commercialisation milestones (to be determined) being achieved by the Sponsor in relation to the same.

4.6.5
Until the earlier of the end of the Negotiation Period and the grant of the Licence, the University will consult with the Sponsor about making patent applications in respect of the Results.  If, during the period the Option is in effect or during the Negotiation Period, the Sponsor wishes the University to apply for any patent in relation to any of the Results, the Sponsor will reimburse to the University the reasonable costs and expenses incurred by the University since the date of this Agreement in relation to the filing and prosecution of that patent application, including (without limitation) patent agents' fees.

4.7
Despite the provisions of clause 4.6 or the grant of any licence under clause 4.6, the University and each employee and student of the University will have the irrevocable, royalty-free right to use the Results and also any Background of the Sponsor necessary to so use the Results (to the extent that it is not Confidential Information) for the purposes of academic teaching and academic research.  For the avoidance of doubt, once the Sponsor’s rights under clause 4.6 have lapsed, the University may use the Results in research projects in the Field that are sponsored by any third party and may also exploit any Intellectual Property in the Results in the Field.  The rights in this clause are subject to the rules on Academic Publication in clause 5.

5.	ACADEMIC PUBLICATION

5.1
The Project is undertaken in pursuance of a primary charitable purpose of the University; that is the advancement of education through teaching and research.  Therefore, any employee or student of the University (whether or not involved in the Project) may, provided the University has not received a Confidentiality Notice under clause 5.2:

5.1.1	discuss work undertaken as part of the Project in University seminars, tutorials and lectures; and

5.1.2	Publish any of the Results and also any Background of the Sponsor (unless it is the Sponsor’s Confidential Information).

5.2
The University will submit to the Sponsor, in writing, details of any Results and any of the Sponsor's Background that any employee or student of the University intends to Publish for the first time, at least [30] days before the date of the proposed Publication.  The Sponsor may, by giving written notice to the University ("a Confidentiality Notice")require the University: (i) to delay the proposed Publication for a maximum of six [6] months after receipt of the Confidentiality Notice if, in the Sponsor's reasonable opinion, that delay is necessary in order to seek patent or similar protection for any of the Sponsor's Background or any Results that are to be Published.  Additionally, if the Sponsor can demonstrate that even with a delay six [6] months, patent rights in the Results would still be lost or reduced, the Sponsor may request that such delay be extended to no more than twelve [12] months after receipt of the Confidentiality Notice and the University shall not unreasonably refuse such request; and/or (ii) excise from the Publication any of the Sponsor's Background that is Confidential Information.  The Sponsor must give that Confidentiality Notice within [30] days after the Sponsor receives details of the proposed Publication.  If the University does not receive a Confidentiality Notice within that period, its employee or student may proceed with the proposed Publication, provided that, whether or not it has received a Confidentiality Notice, any of the Sponsor's Background that is Confidential Information may not be published.

6.	CONFIDENTIALITY

6.1
Subject to clause 5, neither party will either during the Project Period or for 5 years after the end of the Project Period, disclose to any third party, nor use for any purpose except carrying out the Project, any of the other party's Confidential Information.

6.2	Neither party will be in breach of any obligation to keep any Background, Results or other information confidential or not to disclose it to any other party to the extent that it:

6.2.1	is known to the party making the disclosure before its receipt from the other party, and not already subject to any obligation of confidentiality to the other party;

6.2.2	is or becomes publicly known without any breach of this Agreement or any other undertaking to keep it confidential;

6.2.3
has been obtained by the party making the disclosure from a third party in circumstances where the party making the disclosure has no reason to believe that there has been a breach of an obligation of confidentiality owed to the other party;

6.2.4	has been independently developed by the party making the disclosure;

6.2.5
is disclosed pursuant to the requirement of any law or regulation (provided, in the case of a disclosure under the Freedom of Information Act 2000, none of the exceptions to that Act applies to the information disclosed) or the order of any Court of competent jurisdiction, and the party required to make that disclosure has informed the other, within a reasonable time after being required to make the disclosure, of the requirement to make the disclosure and the information required to be disclosed; or

6.2.6	is approved for release in writing by an authorised representative of the other party.

6.3
The Sponsor will not be in breach of any obligation to keep any of the Results, the University's Background, or other information, confidential or not to disclose them to any third party, by making them available to any Group Company or any person working for or on behalf of the Sponsor or a Group Company, who needs to know the same in order to exercise the rights granted in clauses 4.5 or 4.6, provided they are not used except as expressly permitted by this Agreement and the recipient undertakes to keep that Background, those Results or that other information confidential.   The Sponsor is and will remain liable for any breach of confidentiality by the recipient.

6.4
If the University receives a request under the Freedom of Information Act 2000 to disclose any information that, under this Agreement, is the Sponsor’s Confidential Information, it will notify the Sponsor and will consult with the Sponsor. The Sponsor will respond to the University within 10 days after receiving the University’s notice if that notice requests the Sponsor to provide information to assist the University to determine whether or not an exemption to the Freedom of Information Act applies to the information requested under that Act.

6.5
Neither the University nor the Sponsor will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other's written consent; except that the University may identify the sums received from the Sponsor in the University’s Annual Report and similar publications.

7.	LIMITATION OF LIABILITY

7.1
Neither of the parties makes any representation or gives any warranty to the other that any advice or information given by it or any of its employees or students who work on the Project, or the content or use of any Results, Background or materials, works or information provided in connection with the Project, will not constitute or result in any infringement of third-party rights.

7.2
Except under the indemnity in clause 7.3, and subject to clause 7.6, neither party accepts any responsibility for any use which may be made by the other party of any Results, nor for any reliance which may be placed by that other party on any Results, nor for advice or information given in connection with any Results.

7.3
The Sponsor will indemnify the University, the Principal Investigator and every other employee and student of the University (the Indemnified Parties), and keep them fully and effectively indemnified, against each and every claim made against any of the Indemnified Parties as a result of the Sponsor's use of any of the Results or any materials, works or information received from them pursuant to the terms of this Agreement, provided that the Indemnified Party must:

7.3.1	promptly notify the Sponsor of details of the claim;

7.3.2	not make any admission in relation to the claim;

7.3.3	allow the Sponsor to have the conduct of the defence or settlement of the claim; and

7.3.4	give the Sponsor all reasonable assistance (at the Sponsor’s expense) in dealing with the claim.

The indemnity in this clause will not apply to the extent that the claim arises or is contributed towards as a result of the Indemnified Party's negligence, knowing infringement of a third party Intellectual Property right, breach of clause 6 or the deliberate breach of this Agreement.  For the purpose of the foregoing sentence, “knowing” shall mean the actual knowledge of the Principle Investigator and any other researcher of the University engaged on the Project.

7.4
Subject to clause 7.6, and except under the indemnity in clause 7.3, the liability of either party to the other for any breach of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, the Project and the Results, will not extend to any indirect damages or losses, or any loss of profits, loss of revenue, loss of data, loss of contracts or opportunity, whether direct or indirect, even if the party bringing the claim has advised the other of the possibility of those losses, or if they were within the other party's contemplation.

7.5
Subject to clause 7.6, and except under the indemnity in clause 7.3, the aggregate liability of each party to the other for all and any breaches of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, the Project and the Results, will not exceed in total the Financial Contribution.

7.6	Nothing in this Agreement limits or excludes either party's liability for:

7.6.1	death or personal injury;

7.6.2	any fraud or for any sort of liability that, by law, cannot be limited or excluded; or

7.6.3	any loss or damage caused by a deliberate breach of this Agreement or a breach of clause 6

7.7
The express undertakings and warranties given by the parties in this Agreement are in lieu of all other warranties, conditions, terms, undertakings and obligations, whether express or implied by statute, common law, custom, trade usage, course of dealing or in any other way.  All of these are excluded to the fullest extent permitted by law.

8.	FORCE MAJEURE

If the performance by either party of any of its obligations under this Agreement (except a payment obligation) is delayed or prevented by circumstances beyond its reasonable control, that party will not be in breach of this Agreement because of that delay in performance.  However, if the delay in performance is more than 2 months, the other party may terminate this Agreement with immediate effect by giving written notice.

9.	TERMINATION

9.1	Either party may terminate this Agreement with immediate effect by giving notice to the other party if:

9.1.1
the other party is in breach of any provision of this Agreement and (if it is capable of remedy) the breach has not been remedied within 30 days after receipt of written notice specifying the breach and requiring its remedy; or

9.1.2
the other party becomes insolvent, or if an order is made or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of the other party's assets, or if the other party makes any arrangement with its creditors.

9.2
Clauses 1, 4 (except clauses 4.5 and 4.6 if the University terminates this Agreement under clause 9.1), 5, 6, 7, 8, 9.2, 9.3 and 10 will survive the expiry of the Project Period or the termination of this Agreement for any reason and will continue in force and effect.

9.3
On the termination of this Agreement, the Sponsor will pay the University for all work done prior to termination. If the Sponsor has paid any of the Financial Contribution in advance and the whole of that contribution has not, by the end of the Project Period or the termination of this Agreement, been used or irrevocably committed by the University for the research needs of the Project, the University will return to the Sponsor the unused/un-irrevocably committed portion of that contribution.

9.4
Upon termination by the University under clause 9.1 or upon the Sponsor suffering any of the events referred to in clause 9.1.2, any Option Notice (as defined in clause 4.6.3) received by the University after such time will be of no effect and clauses 4.6.3 and 4.6.4 will not apply in relation to that Option Notice.

10.	GENERAL

10.1
Notices: Any notice to be given under this Agreement must be in writing, may be delivered to the other party or parties by any of the methods set out in the left hand column below, and will be deemed to be received on the corresponding day set out in the right hand column:

Method of service	Deemed day of receipt

By hand or courier	the day of delivery

By pre-paid airmail post	the tenth Business Day after posting

By fax (provided the sender’s fax machine confirms complete and error-free transmission of that notice to the correct fax number)	the next Business Day after sending or, if sent before 16.00 (sender’s local time) on the Business Day it was sent

By email (provided the sender has confirmation that the message was received)	the next Business Day after sending or, if sent before 16.00 (sender’s local time) on the Business Day it was sent

The parties' respective representatives for the receipt of notices are, until changed by notice given in accordance with this clause, as follows:

For the University:	For the Sponsor:
Name: Dr. David Tosh	Name: James Nathanielsz

Address: Department of Biology and Biochemistry University of Bath Claverton Down Bath BA2 7AY	Address: Propanc Pty Ltd PO Box 114 Camberwell, Victoria AUSTRALIA 3124

Fax number: 01225 386779	Fax number: +61 (0)3 9813 5068

Email: D.Tosh@bath.ac.uk	Email: j.nathanielsz@iinet.net.au

10.2	Headings: The headings in this Agreement are for ease of reference only; they do not affect its construction or interpretation.

10.3
Assignment:  Neither party may assign or transfer this Agreement as a whole, or any of its rights or obligations under it, without first obtaining the written consent of the other party.  That consent may not be unreasonably withheld or delayed.

10.4
Illegal/unenforceable provisions: If the whole or any part of any provision of this Agreement is void or unenforceable in any jurisdiction, the other provisions of this Agreement, and the rest of the void or unenforceable provision, will continue in force in that jurisdiction, and the validity and enforceability of that provision in any other jurisdiction will not be affected.

10.5
Waiver of rights:  If a party fails to enforce, or delays in enforcing, an obligation of the other party, or fails to exercise, or delays in exercising, a right under this Agreement, that failure or delay will not affect its right to enforce that obligation or constitute a waiver of that right.  Any waiver of any provision of this Agreement will not, unless expressly stated to the contrary, constitute a waiver of that provision on a future occasion.

10.6
No agency:  Nothing in this Agreement creates, implies or evidences any partnership or joint venture between the parties, or the relationship between them of principal and agent.  Neither party has any authority to make any representation or commitment, or to incur any liability, on behalf of the other.

10.7
Entire agreement: This Agreement constitutes the entire agreement between the parties relating to its subject matter.  Each party acknowledges that it has not entered into this Agreement on the basis of any warranty, representation, statement, agreement or undertaking except those expressly set out in this Agreement.  Each party waives any claim for breach of this Agreement, or any right to rescind this Agreement in respect of, any representation which is not an express provision of this Agreement.  However, this clause does not exclude any liability which either party may have to the other (or any right which either party may have to rescind this Agreement) in respect of any fraudulent misrepresentation or fraudulent concealment prior to the execution of this Agreement.

10.8
Formalities: Each party will take any action and execute any document reasonably required by the other party to give effect to any of its rights under this Agreement, or to enable their registration in any relevant territory provided the requesting party pays the other party’s reasonable expenses.

10.9	Amendments: No variation or amendment of this Agreement will be effective unless it is made in writing and signed by each party's representative.

10.10
Third parties:  No one except a party to this Agreement has any right to prevent the amendment of this Agreement or its termination, and no one except a party to this Agreement may enforce any benefit conferred by this Agreement, unless this Agreement expressly provides otherwise.

10.11
Governing law:  This Agreement is governed by, and is to be construed in accordance with, English law.  The English Courts will have exclusive jurisdiction to deal with any dispute which has arisen or may arise out of, or in connection with, this Agreement, except that either party may bring proceedings for an injunction in any jurisdiction.

10.12
Escalation: If the parties are unable to reach agreement on any issue concerning this Agreement or the Project within 14 days after one party has notified the other of that issue, they will refer the matter to the Pro-Vice Chancellor for Research in the case of the University, and to [insert officer] in the case of the Sponsor in an attempt to resolve the issue within 14 days after the referral.  Either party may bring proceedings in accordance with clause 10.11 if the matter has not been resolved within that 14 day period, and either party may apply to the court for an injunction, whether or not any issue has been escalated under this clause.

SIGNED for and on behalf of the University:		SIGNED for and on behalf of the Sponser:

Name:		Name:

Position:	Director of Finance	Position:	Managing Director

Signature:		Signature:

Read and understood by the Principal Investigator:

Signature

14th JULY 2008
Date

SCHEDULE 1

The Financial Contribution

The total amount is £27,344 (twenty seven thousand three hundred and forty four pounds sterling) which comprises:

1.	3 months salary	£8,802
2.	Consumables	£6,000
3.	`PI Time (2 hrs/week)	£ 834
4.	Estates	£3,106
5.	Indirect costs	£8,602

All amounts in this Schedule exclude VAT. VAT (if applicable) shall be paid by the Sponsor in addition.

The University's Finance Officer is:

Jane Heywood
j.a.j.heywood@bath.ac.uk
+44 (0) 1225 385042

All payments of the Financial Contribution will be made by bank transfer to:

Bank	Barclays Bank plc
Address	37 Milsom Street, Bath, BA1 1DW
Account Name	University of Bath
Sort Code	20-05-06
Sterling Account number	00981303
VAT Number	GB639542122

SCHEDULE 2

The Project

See attached Research Scope

RESEARCH SCOPE

Propanc Pty Ltd has established an alliance with University of Bath to undertake additional research into proenzyme technology and its role as an effective anti - cancer agent.  Our objectives for this project are:

●	To elucidate the cellular and molecular mechanisms underlying the potential clinical application of the proprietary preparation known as ‘Propanc’.

●	To investigate different types of proenzymes available as an effective cancer therapy in a comparative assessment against our current formulation.

This will strengthen the patentability of our invention and help identify additional drug candidates to support our development pipeline.

The research will incorporate the use of at least four different cell lines in these studies:

1.	Human PANC-1s, a human ductal carcinoma cell line.

2.	Oesophageal cancer lines (both squamous cell carcinoma (e.g. KYSE-30) and adenocarcinoma (OE33)).

3.	Caco2 colorectal cancer cell line.

4.	AR42J-B13 cells were isolated from rats treated with a carcinogen (re-implantation of these cells induces tumour genesis). The cells have pancreatic progenitor stem cell properties

This list is not exhaustive and a more extensive list of cell lines is available in the lab if required.

1.  Expression of enterokinase:

Since proteolysis is presumably the predominant site of action of proenzyme therapy we will investigate the expression of enterokinase(s) in tumour cell lines.  We will design primers for species-specific (e.g. human, rat) enterokinase, extract RNA from the tumour cell lines available, produce cDNA and then perform PCR.  Tumour cell lines may be selected based on their known high level expression of enterokinase.  In this way we could potentially ‘select’ tumour targets for investigation.  If this is considered to be an important approach we will have to factor in the time it takes to grow the cell lines (if the information cannot be gleamed from the literature), isolate the RNA and perform the PCR analysis.

Experiments outlined below will be repeated at least three times and where applicable, statistical analysis performed to demonstrate significance.  Specifically, we will assess the potential of a placebo (carrier) versus the Propanc preparation (in the absence and presence of serum (or possibly different serum concentrations, different formulations, at different dilutions and multiple additions versus single exposure) to regulate (in cell lines selected based on enterokinase expression).

2. Toxicity Screening:

This will test whether the placebo or Propanc can induce a toxic response in rapidly dividing cancer cells described above compared to freshly, isolated and cultured ‘normal’ non-dividing cells (e.g. hepatocytes).  Toxicity will be assessed by a commercial Live/Dead cell assay.  Live cells are distinguished by the presence of ubiquitous intracellular esterase activity, determined by the enzymatic conversion of the nonfluorescent cell-permeant calcein AM to the intensely fluorescent calcein.  The calcein is retained within live cells, producing an intense uniform green fluorescence.  Ethidium homodimer (EthD-1) enters cells with damaged membranes and binds to nucleic acids, thereby producing a bright red fluorescence in dead cells.  EthD-1 is excluded by the intact plasma membrane of live cells.

3. Cell growth:

This is perhaps one of the key experiments to be addressed.  Placebo or Propanc compound(s) will be added to the cell lines and we will examine whether the cell lines continue to grow.  Assuming there is an inhibition of growth in any of the cell lines (i.e. Propanc may be cell line (and therefore cancer type dependent), the absence or presence of different cell cycle markers will be looked at to determine where the compound is acting (e.g. general DAPI staining for total number of cells, we also have a variety of antibodies that recognise proteins present at different stage of the cell cycle (e.g. PH3 and cyclin D).  We can also obtain accurate counts of cells by FACS analysis at the start and end of the treatment period (this will be based on preliminary screening experiments to determine efficacy).  This FACS approach would provide a quantitative description of any changes in cell numbers.

4. Cell morphology:

The time course of changes in cellular morphology by light microscopy following exposure to the placebo or Propanc compounds will be examined.  If Propanc induces a change in morphology this might be indicative of a change in the expression of integrins (integrins are ‘receptors’ found on cell membranes that bind the extracellular matrix and bring about changes in cell shape (cytoskeleton), cell mobility and cell cycle).  The expression of markers of epithelial cell-cell contacts (E-cadherin, beta-catenin) can also be investigated.  This approach might be crucial to understanding how the drugs cross the epithelial barrier in the rectum.  To address this question in more detail, it is likely that a model for transport across a single epithelial cell layer will need to be developed in the long term.

5. Molecular and cellular mechanisms:

If any of the experiments described above produce encouraging results then we will need to determine the specific molecular and cellular mechanisms underlying Propanc action.  This is important for strengthening IP and in the potential development of new products.  Approaches to addressing the molecular and cellular events include looking for changes in the expression (at the mRNA and protein levels) of key cancer gene targets (an initial review of the literature will be necessary to determine what is known about the molecular mechanisms are for a particular cancers).  However, potential targets include: NFkB (suggestion from JK) and beta-catenin.

Potential Additional Experiments (subject to further agreement by the parties including additional costs):

The problem with trying to dissect the molecular and cellular events is that it represents a ‘black box approach’.  One possibility is to investigate the potential mechanisms using a more global gene analysis based on microarray studies.  Microarrays comprising many thousand genes, are now readily available commercially.  It would be straightforward to isolate RNA from control and Propanc-treated cells, and probe for changes (both induction as well as inhibition) of gene expression.  The RNA could be sent off for analysis rather than doing this in-house, although we do have a plate reader available.  Microarray analysis could potentially produce a large amount of valuable data and there are specific ‘cancer chips’ available.  Further support will be sought to cover costs for microarray analysis.

Ultimately, it may also be possible to obtain fresh biopsy material from patients, dissociate the cells and to culture this material with Placebo or Propanc.  To further enhance the IP it may be necessary to identify which component of the preparation is active.

Future experiments (subject to further agreement by the parties including additional costs):

We could potentially isolate cancer stem cells from total populations of cancer cells and test the efficacy of Propanc compounds against the ability of the stem cells to proliferate.  Candidate surface receptors for FACS isolation of stem cells include c-kit (the receptor for stem cell factor).Anti-angiogenic properties of Propanc ompound:  One possibility is to test different formulations in an in vitro angiogenesis assay (chick embryo chorioallantoic assay).